GENERAL CREDIT AND SECURITY AGREEMENT

THIS AGREEMENT, dated as of June 1, 2022, between SPECTRUM Commercial Services Company, L.L.C., a Louisiana limited liability company, having its mailing address and principal place of business at 8011 - 34th Avenue South, Suite 205, Bloomington, Minnesota 55425-1581 (herein called "SPECTRUM"), and Guerrilla RF, Inc., a Delaware corporation, having the mailing address and principal place of business at 1196 Pleasant Ridge Road, Suite 5, Greensboro, North Carolina 27409 (herein called "Borrower").

1. **Agreement.** This Agreement states the terms and conditions under which Borrower may obtain certain loans and/or other credit extensions from SPECTRUM.

2. **Certain Definitions.** For purposes of this Agreement, the following terms shall have the following meanings:

"Acceptable Distributions" shall mean, with respect to Borrower, cash distributions made to Borrower's shareholders during any period in which Borrower has made an effective S Corporation election, in an amount equal to the combined federal and state income tax liability of such shareholders arising from their respective allocable share of the earnings and profit of Borrower, with each shareholder's federal and state income tax liability, including any minimum tax liability, to be computed on the basis of the applicable marginal tax rate for individuals under the Code and relevant state law as such applicable marginal tax rates are reduced by deductions for state income taxes with respect to the Code and for federal income taxes with respect to the relevant state law.

"Advance(s)" shall have the meaning provided in the paragraph entitled "Advances".

"Affiliate" shall include, with respect to any party, any Person which directly or indirectly controls, is controlled by, or is under common control with such party and, in addition, in the case of Borrower, each officer, manager, director, governor, member or shareholder of Borrower, and each joint venturer and partner of Borrower.

"AR Agreement" means the Assignment of Accounts and Security Agreement with a maximum account balance of $3,000,000 between Borrower and SPECTRUM dated as of June 1, 2022, as it may be amended and/or restated from time to time.

"Borrower" shall have the meaning provided in the preamble hereto.

"Borrowing Base" shall mean:

(i) The sum of:

(a) The lesser of (x) Fifty percent (50%) of the net amount of Eligible Inventory, (y) Three Hundred Fifty Thousand Dollars ($350,000), and (z) An amount equal to Fifty percent (50%) of the total Purchased Accounts receivable outstanding under the AR Agreement, plus

(b) The lesser of: (a) 75% of the cost of Eligible Capex Equipment, or (b) Five Hundred Thousand Dollars ($500,000) (the so called "Capex Availability"), provided that the amount of each item constituting Capex Availability, will be reduced by 1/48th of the initial Capex Availability on the first day of the subsequent calendar month following the day that such item becomes Eligible Capex Equipment, with such reduction as to each such item continuing in the same dollar amount on the first day of each subsequent calendar month.

(ii) Notwithstanding the above, any of the percentages and/or dollar amounts described in this definition of Borrowing Base may be increased or decreased, in any amount, which SPECTRUM, in its sole and absolute discretion, deems appropriate. In addition, it should be noted that SPECTRUM reserves the right, in its sole discretion, to establish availability reserves for any reason, including but not limited to providing for liabilities for personal property and other taxes.

"Business Day" shall mean a day on which the Federal Reserve Bank of Minneapolis is open for business.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Consolidated" shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) any Person, mean the accounts of such Person and its subsidiaries, determined on a consolidated basis, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statement as to such accounts, in accordance with GAAP.

"Contingent Obligations" shall mean, with respect to any Person, all of such Person's liabilities and obligations which are contingent upon and will not mature unless and until the occurrence of some event or circumstance and which are not included within the definition of Liabilities of such Person.

"Default" shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

"Early Termination Fee" shall mean an amount determined pursuant to Section 13 of the AR Agreement.

"Eligible Capex Equipment" shall mean the cost of that Equipment (i) purchased by Borrower hereafter, (ii) which Borrower owns, has physical possession of, and in which SPECTRUM holds a senior security interest, (iii) for which Borrower has provided to SPECTRUM a copy of the invoice related to its purchase, and, (iv) as to which SPECTRUM, in its sole and absolute discretion, shall elect from time to time, in writing, to constitute Eligible Capex Equipment. Eligible Capex Equipment shall exclude so called soft costs of acquisition, transportation, installation, taxes and the like as determined by SPECTRUM.

"Eligible Inventory" shall mean the dollar value of only that Inventory in which only SPECTRUM holds a senior security interest and as to which SPECTRUM, in its sole discretion, shall elect from time to time to constitute Eligible Inventory. Without limiting the discretion of SPECTRUM to consider any Inventory not to be Eligible Inventory at any time, the following are examples of the types of Inventory that SPECTRUM will consider not to be Eligible Inventory: (i) such Inventory does not constitute finished goods which is available for immediate sale or such Inventory does not constitute raw materials that are to be promptly used or consumed in the normal course in the processing of such raw materials into finished goods which, upon completion, will constitute Eligible Inventory; (ii) such Inventory does not meet all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale; (iii) such Inventory has not been physically received in the continental United States by Borrower; (iv) such Inventory is not currently usable or currently salable in the normal course of Borrower's operations; (v) such Inventory is on consignment to or from any other Person or is subject to any bailment; (vi) such Inventory is subject to any lien, security interest or other encumbrance whatsoever, except for the security interest of SPECTRUM under this Agreement and the security interests permitted by the paragraph entitled "Negative Covenants"; (vii) such Inventory has been sold to any other person; (viii) such Inventory is located in a place other than one of Borrower's locations listed in the section entitled "Location of Collateral" or (ix) such Inventory is considered by SPECTRUM to be excess or obsolete according to the tests and standards determined, from time to time, by SPECTRUM in its sole and absolute discretion. The value of Eligible Inventory shall be the lower of the cost or market value of the Eligible Inventory computed on an average cost basis in accordance with generally accepted accounting principles on the basis of the most recent inventory certificates delivered to SPECTRUM pursuant to the paragraph entitled "Affirmative Covenants".

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

"ERISA Affiliate" shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Event" shall mean: (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations); (b) the withdrawal of Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA; or (e) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

"Guarantor" shall mean any Person who enters into a Guaranty.

"Guaranty(ies)" shall mean those Guaranty agreements and all other agreements now existing or hereafter arising whereby a Person guarantees (in part or in full) the payment or performance of any of the Obligations.

"Independent Public Accountants" shall mean any firm of independent public accountants which is acceptable to SPECTRUM.

"Liabilities" of any Person shall mean those items which, in accordance with GAAP, appear as liabilities on a balance sheet.

"Loan Document(s)" shall mean individually or collectively, as the case may be, this Agreement, the AR Agreement, and any and all other documents executed, delivered or referred to herein or therein, as originally executed and as amended, modified or supplemented from time to time.

"Material Adverse Occurrence" shall mean any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which SPECTRUM shall determine, in its sole discretion, could materially adversely affect the present or prospective financial condition or operations of Borrower or a Guarantor or impair the ability of Borrower or a Guarantor to perform its obligations under this Agreement or any other Loan Document.

"Maturity Date" shall mean the Exit Date as defined in Section 13 of the AR Agreement, as it may be in effect from time to time.

"Misdirected Payment Fee" - fifteen percent (15%) of the amount of any payment or other cash collection which has been received by Borrower and not dispatched in kind and uncashed to SPECTRUM on the next banking day following the date of receipt by Borrower.

"Monthly Payment Date" shall mean the first day of each month.

"Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

"Obligations" - all present and future sums loaned or advanced by SPECTRUM to Borrower and for all other obligations now or hereafter chargeable to Borrower's loan account hereunder (including but not limited to any Early Termination Fee), and all other obligations and liabilities of any and every kind of Borrower to SPECTRUM, due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred including but not limited to those obligations arising under the AR Agreement.

"Participant" shall mean each Person who purchases from SPECTRUM a participation interest in the Obligations.

"PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor board, authority, agency, officer or official of the United States administering the principal functions assigned on the date hereof to the Pension Benefit Guaranty Corporation under ERISA.

"Permitted Security Interests" shall refer to (i) purchase money security interest or lien granted by Borrower in favor of any third party which has financed the purchase of Equipment, furniture or similar tangible assets of Borrower in amounts not to exceed $150,000, (ii) any security interest or lien permitted by the paragraph herein entitled "Negative Covenants", and (iii) any capital lease or similar transaction entered into by Borrower with a third party with respect to Equipment, furniture or similar tangible assets.

"Person" shall mean any natural person, corporation, limited liability company, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Plan" shall mean each employee benefit plan or other class of benefits covered by Title IV of ERISA, in either case whether now in existence or hereafter instituted, of Borrower or any of its Subsidiaries.

"Prime Rate" on any particular day shall mean the so called Prime Rate as published in the Wall Street Journal on such day, or, if such rate is not published on that particular day, then on the most recent prior day in which it was published. If the Prime Rate as regularly published in the Wall Street Journal becomes generally unavailable, SPECTRUM may thereafter designate a comparable substitute index rate upon notice to Borrower.

"Purchased Accounts" shall mean Accounts purchased under the AR Agreement (or any portion thereof) which have not been paid or Repurchased (as further described and defined in the AR Agreement).

"Reportable Event" shall have the meaning given to that term in Title IV of ERISA.

"Subordinated Debt" shall mean indebtedness of Borrower for borrowed money which is subordinated to the Obligations on terms satisfactory to SPECTRUM in its sole discretion.

"Subsidiary" of any Person shall mean any other entity of which more than 50% of the outstanding ownership interests and/or capital stock is owned directly or indirectly by such Person, by such Person and one or more Subsidiaries, or by one or more other Subsidiaries.

"Termination Date" shall mean the earliest of (i) the Maturity Date or (ii) the date upon which SPECTRUM's obligation to make Advances is terminated pursuant to the paragraph entitled "Default and Remedies", or (iii) the date upon which the obligations are declared to be due and payable (or automatically become due and payable) upon the occurrence of an Event of Default as provided in the paragraph entitled "Default and Remedies" or otherwise, or (iv) the date upon which this Agreement terminates as provided in the paragraph entitled "Termination", or (v) upon demand by SPECTRUM in its sole and absolute discretion.

"Withdrawal Liability" shall have the meaning given to that term in Title IV of ERISA.

3. **Security.** As security for the Obligations, Borrower hereby grants to SPECTRUM a security interest in all of its assets, goods and property, including but not limited to the following:

(a) All of Borrower's Receivables now owned or hereafter acquired or arising, together with all customer lists, original books and records, ledger and account cards, computer tapes, discs, printouts and records, whether now in existence or hereafter created. "Receivables" as used in this Agreement means and includes all of the following: all rights of Borrower to the payment of money, whether or not earned and howsoever evidenced or arising, and, all present and future "Accounts", accounts receivable, healthcare insurance receivables, credit card receivables, commercial tort claims, documents, letter of credit rights, "Chattel Paper", "Instruments", and rights to payment which are "General Intangibles" (as those terms are used in the Uniform Commercial Code as

enacted in the State of Minnesota as amended from time to time (the "Commercial Code")), all security therefor and all of Borrower's rights as an unpaid seller of goods (including rescission, replevin, reclamation and stopping in transit) and all of Borrower's rights to any goods represented by any of the foregoing including returned or repossessed goods;

(b) All of Borrower's Inventory (as defined in Article 9 of the Commercial Code), whether now owned or hereafter acquired and wherever located. All Goods (as defined in Article 9 of the Commercial Code) intended for sale or lease or to be furnished under contracts of service, all raw materials and work in process therefor, all finished goods thereof, all materials and supplies of every nature used or usable or consumed or consumable in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such Goods, and all accessories thereto and all documents of title therefor evidencing the same;

(c) All of Borrower's Equipment (as defined in the Commercial Code), whether now owned or hereafter acquired and wherever located, all replacements and substitutions therefor and all accessions thereto, and specifically includes, without limitation, all present and future machinery, equipment, vehicles, manufacturing equipment, shop equipment, office and record keeping equipment, furniture, fixtures, parts, tools and all other Goods used or acquired for use by Borrower for any business or enterprise;

(d) All of Borrower's General Intangibles and Deposit Accounts (as defined in Article 9 of the Commercial Code) of Borrower, whether now owned or hereafter acquired, and, all present and future domestic and foreign patents, patent applications, trademarks, trademark applications, copyrights, software, trade names, trade secrets, patent and trademark licenses (whether Borrower is licensor or licensee), shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchises, payment intangibles, the right to use Borrower's corporate or organizational name and the goodwill of Borrower's business; and

(e) All of Borrower's Investment Property (as defined in the Commercial Code), and, all stock and other securities evidencing ownership of any other organization, company or entity as well as all amendments, extensions, renewals and replacements of the above, together with all certificates, other instruments, options, rights, interest, and other distributions issued as an addition to, in substitution or in exchange for, or on account of, the same, all whether now existing or hereafter arising and whether now owned or hereafter acquired; and

(f) All of Borrower's cash and non cash products and proceeds of any and all of the foregoing and all cash and non cash products and proceeds of any other Collateral (as hereinafter defined), and, the proceeds of any insurance covering any of the Collateral, as well as all Deposit Accounts (as defined in the Commercial Code), money, cash, and the like.

(g) All products and proceeds of the foregoing.

All of Borrower's assets, goods and property, all of the above, and all Receivables, Inventory, Equipment, General Intangibles, Investment Property, Deposit Accounts, products and proceeds, together with all other assets and property of Borrower in or on which SPECTRUM is now or hereafter granted a security interest, mortgage, lien or encumbrance pursuant to this Agreement or otherwise, are hereinafter sometimes referred to as "Collateral".

4. Advances.

(a) At the request of Borrower, and subject to the terms and conditions hereinafter set forth, SPECTRUM may make loans (each such loan being herein sometimes called individually an "Advance" and collectively the "Advances") to Borrower from time to time on any Business Day during the period from the date hereof and ending on the Termination Date; provided, however, that SPECTRUM does not intend, (although may do so in its sole discretion) to make any Advance if, after giving effect to such Advance, the aggregate unpaid principal amount of Advances outstanding would exceed the Borrowing Base. The amount of each such Advance shall be charged to Borrower's loan account. Borrower acknowledges that SPECTRUM may, but shall not be obligated to, make an Advance at any time in an amount equal to the Reserve Shortfall as defined the AR Agreement and/or in an amount equal to any overdraft in any account of Borrower maintained with SPECTRUM or any Participant even if the aggregate unpaid principal amount of Advances exceeds or would exceed the Borrowing Base. Notwithstanding the above, or anything else contained in this agreement, SPECTRUM specifically reserves the absolute right to refuse to make any particular Advance requested or to refuse to make Advances generally or to make Advances for amounts less than that otherwise provided herein, all with or without advance notice, for any reason or no reason whatsoever.

(b) In order to obtain an Advance, Borrower shall give written notice to SPECTRUM, by no later than 11:00 a.m. (Central Time in Minneapolis) on the business day the requested Advance is to be made. SPECTRUM, shall make such Advance by transferring the amount thereof in immediately available funds for credit to Borrower's account (other than a payroll account), as specified in such notice. SPECTRUM's customary fees for making such advance will apply. It is also noted that ACH transfers will be posted as a loan Advance on the day released to the ACH transfer system by SPECTRUM with the understanding that funds may not be received in

Borrower's account until the next business day or later. At the request of SPECTRUM, Borrower shall confirm in writing any telephonic notice. The aggregate amount of all Advances set forth on the records of SPECTRUM shall be rebuttable presumptive evidence of the principal amount owing and unpaid hereunder.

(c) The obligation of SPECTRUM to make Advances hereunder, if any, shall terminate on the Termination Date.

(d) If at any time the sum of the aggregate outstanding principal balance of the Advances exceeds the Borrowing Base, then Borrower agrees to make, on demand, a principal repayment on the Advances in an amount equal to such excess together with accrued interest on the amount repaid to the date of repayment. Borrower agrees that, on the Termination Date (or earlier upon demand), it will repay the entire outstanding principal balance of the Advances together with accrued interest thereon and all accrued fees without presentment or demand for payment, notice of dishonor, protest or notice of protest, all of which are hereby waived.

5. **Demand Facility.** All interest, principal, Advances, and any other amounts owing hereunder are due on demand, and SPECTRUM specifically reserves the absolute right to demand payment of all such amounts at any time, with or without advance notice, for any reason or no reason whatsoever. SPECTRUM's right to make such demand is not exclusive and SPECTRUM may coincidentally or separately from such demand make further demand for payment pursuant to the paragraph entitled "Default and Remedies" or otherwise hereunder and, further, amounts may become due hereunder (pursuant to the paragraph entitled "Default and Remedies" or otherwise) without a demand by SPECTRUM, as provided in this agreement.

6. **Interest.** Borrower agrees to pay interest on the outstanding principal amount hereon, at the close of each day at a fluctuating rate per annum (computed on the basis of actual number of days elapsed and a year of 360 days) which is at all times equal to the Service Fee Percentage (as defined in the AR Agreement) in effect for such day multiplied by 360 (the "Revolving Loan Interest"), each change in such fluctuating rate to occur simultaneously with its change. Interest shall continue to accrue hereunder until all Obligations have been paid in full. In addition to the interest rate, each month, Borrower shall also pay a maintenance charge payable on the average monthly outstanding balance hereof multiplied by the Maintenance Charge Percentage in effect for such month (as defined in the AR Agreement) (the "Revolving Loan Maintenance Charge"). The Revolving Loan Interest accrued through the last day of each month as well as the Revolving Loan Maintenance Charge will be due and payable to SPECTRUM on the next Monthly Payment Date, commencing July 1, 2022. The Revolving Loan Interest and the Revolving Loan Maintenance Charge shall also be payable on the Maturity Date or on any earlier Termination Date. The Revolving Loan Interest and the Revolving Loan Maintenance Charge accrued after the Maturity Date or earlier Termination Date shall be payable on demand. The Revolving Loan Interest and the Revolving Loan Maintenance Charge may be charged to Borrower's loan account as an Advance at SPECTRUM's option, whether or not Borrower then has the right to obtain an Advance pursuant to the terms of this Agreement.

Notwithstanding the foregoing, after an Event of Default, interest shall accrue hereunder at a rate of 5% per annum in excess of the rate otherwise then in effect, which rate shall continue to vary based on further changes in the Service Fee Percentage; provided, however, that after an Event of Default, interest shall continue to accrue hereunder until all Obligations have been paid in full. (The rate of interest in effect at any time, whether before or after an Event of Default shall be referred to collectively as the "Interest Rate".) The undersigned shall also pay a late fee equal to 10% of any payment hereunder that is more than 10 days past due.

7. **Set-Off; etc.** Upon the occurrence of a Default or an Event of Default, SPECTRUM is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to withdraw and/or set off any and all deposits (general or special, time or demand, provisional or final) held by SPECTRUM, any Participant, or any other bank, institution or person for credit on Borrower's Obligations hereunder, irrespective of whether Borrower shall have made any requests under this Agreement. SPECTRUM is expressly authorized to make any such withdrawal by any reasonable means, including under the Automated Clearing House ("ACH"), the preparation of a check or draft, or any other funds transfer system or procedure, and Borrower expressly agrees that it will not object to any such withdrawal, nor attempt to reverse, cancel, rescind, impede, prevent or recover any such withdrawal and Borrower hereby expressly any such rights it may have to do so.

8. **Deleted.**

9. **Warranty as to Collateral.** Borrower warrants that:

(a) all Receivables listed in or reported on Borrower's schedules will, when Borrower delivers the schedules to SPECTRUM, be bona fide existing obligations created by the sale and actual delivery of goods or the rendition of services to Customers in the ordinary course of business, not subject to return, evaluation or other condition, and which Borrower then owns free of any security interest except for the security interest in favor of SPECTRUM created by this Agreement or security interests permitted under the paragraph entitled "Negative Covenants", and which are then unconditionally owing to Borrower without defense, offset, recoupment or counterclaim; and that all shipping or delivery receipts, invoice copies and other documents furnished to SPECTRUM in connection therewith will be genuine; and

(b) all Inventory and Equipment is and shall be owned by Borrower, free of any security interest except for the security interest of SPECTRUM created by this Agreement or the AR Agreement or Security Interests permitted by the paragraph entitled "Negative Covenants".

SPECTRUM's rights to and security interest in the Collateral will not be impaired by the ineligibility of any such Collateral for Advances and will continue to be effective until all obligations chargeable to Borrower's loan account have been fully satisfied.

10. Power of Attorney. Borrower authorizes and appoints SPECTRUM, or any of SPECTRUM's officers, employees or agents whom SPECTRUM may from time to time designate, in Borrower's name and as Borrower's attorney with power to: (a) to endorse Borrower's name on any checks, notes, acceptances, drafts or other forms of payment or security that may come into SPECTRUM's possession; (b) to sign Borrower's name on any invoice or bill of lading relating to any Receivables, on drafts against Customers, on schedules and confirmatory assignments of Receivables, on notices of assignment, financing statements and amendments under the Commercial Code and other public records, on verifications of accounts and on notices to Customers; (c) to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by SPECTRUM; (d) to receive, open and dispose of all mail addressed to Borrower; (e) to send requests for verification of accounts to Customers; (f) to obtain information from any bank, creditor, taxing authority, customer or other Person regarding Borrower's relationship, account, history etc.; (g) to execute and file Internal Revenue Service form 8821 and other forms or documents which provides SPECTRUM access to or notice of Borrower's tax obligations with the IRS or other tax related authorities; (h) to sign lien waivers and other releases or satisfactions of claims or rights by Borrower in exchange for payment or other consideration which SPECTRUM in its sole discretion believes is appropriate under the circumstances; (i) to directly verify and/or confirm the existence, authenticity, accuracy or terms of any Receivable and/or of any payment on any Receivable (both in SPECTRUM's own name or in Borrower's name) without previously notifying Borrower of its intention to do so and Borrower grants its consent to SPECTRUM for SPECTRUM's employees and agents to represent themselves as employees or agents of Borrower for these purposes; and (j) to do all things necessary to carry out this Agreement; provided however, that the powers specified in clauses (c) and (d) above may be exercised only after the occurrence of an Event of Default. Borrower ratifies and approves all acts of the attorney. Neither SPECTRUM nor the attorney will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable in which SPECTRUM has a security interest or any Obligation remains unpaid. Borrower waives presentment and protest of all instruments and notice thereof, notice of default and dishonor and all other notices to which Borrower may otherwise be entitled.

11. Location of Collateral. Borrower warrants that its chief executive office is at the address stated in the opening paragraph of this Agreement and that, unless indicated otherwise here, its books and records concerning Receivables are located at the same address. Unless indicated otherwise here, Borrower's Inventory, Equipment and other goods are located at the same address as its principal place of business:

Receivable Records: ______________________________

Inventory and Equipment: ______________________________

Borrower shall immediately notify SPECTRUM if any additional locations for Collateral are subsequently established. Borrower shall not change the location of its chief executive office, the place where it keeps its books and records, or the location of any Collateral (except for sales of Inventory in the ordinary course of business) until Borrower has obtained the written consent of SPECTRUM and all necessary filings have been made and other actions taken to continue the perfection of SPECTRUM's security interest in such new location. SPECTRUM's security interest attaches to all the Collateral wherever located, and the failure of Borrower to inform SPECTRUM of the location of any item or items of Collateral shall not impair SPECTRUM's security interest therein.

12. Ownership and Protection of Collateral. Borrower warrants, represents and covenants to SPECTRUM that the Collateral is now and, so long as Borrower is obligated to SPECTRUM, will be owned by Borrower free and clear of all security interests except for Permitted Security Interests and the security interest in favor of SPECTRUM created by this Agreement, and that said Collateral, including the Receivables and proceeds resulting from the collection, sale or other disposition thereof, will remain free and clear of any and all security interests except for the Permitted Security Interests and security interest in favor of SPECTRUM created by this Agreement. Excluding Permitted Security Interests, Borrower will not sell, lease or otherwise dispose of any of the Collateral, or attempt to do so (except for sales of Inventory in the ordinary course of business and sales of obsolete and worn equipment not in excess of $100,000 in the aggregate in any calendar year) without the prior written consent of SPECTRUM, unless the proceeds of any such sale are promptly paid to SPECTRUM uncashed and in its original form for application on Borrower's Obligations. After the occurrence of a Default or an Event of Default, SPECTRUM will at all times have the right to take physical possession of any Inventory and Equipment constituting Collateral and to maintain such possession on Borrower's premises or to remove the same or any part thereof to such other places as SPECTRUM may wish. If SPECTRUM exercises SPECTRUM's right to take possession of such Collateral, Borrower shall on SPECTRUM's demand, assemble the same and make it available to SPECTRUM at a place reasonably convenient to SPECTRUM. Borrower shall at all times keep the Equipment constituting Collateral in good condition and repair. All expenses of protecting, storing, warehousing, insuring, handling and shipping of the Collateral, all costs of keeping the Collateral free of any security interests prohibited by this Agreement and of removing the same if they should arise, and any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by Borrower and if Borrower fails to promptly pay any thereof when due, SPECTRUM may, at its option, but shall not be required to, pay the same and charge Borrower's loan account therefor. Borrower agrees to renew all insurance required by this Paragraph or the paragraph entitled "Insurance" at least 30 days prior to its expiration. Borrower agrees that, with respect to any Inventory maintained in a public warehouse, (i) Borrower

will ensure that any warehouse receipts issued are not in a negotiable form, (ii) Borrower will, upon request from SPECTRUM, deliver all warehouse receipts to SPECTRUM, and (iii) Borrower will cause the public warehouseman to execute a warehouseman lien waiver and warehouseman agreement in form and substance satisfactory to SPECTRUM in its sole discretion, appropriately completed and duly executed.

13. **Perfection of Security Interest.** Borrower agrees to execute all instruments or documents and take such other action, including delivery, as may be required to create, evidence, perfect and maintain SPECTRUM's security interest in the Collateral, and Borrower shall not in any manner do any act or omit to do any act which would in any manner impair or invalidate SPECTRUM's security interest in the Collateral or the perfection thereof. In the event that a Uniform Commercial Code financing statement has been filed by SPECTRUM prior to the date hereof, naming as a debtor any of the Borrower(s) hereunder, such filing(s) shall be deemed to have been authorized by such Borrower(s) as of the date of filing, and each Borrower hereunder hereby fully, completely, and retroactively authorizes and ratifies such filing(s).

14. **Insurance.** Borrower shall maintain insurance coverage on any Collateral other than Receivables with such companies, against such hazards, and in such amounts as may from time to time be acceptable to SPECTRUM and shall deliver such policies or copies thereof to SPECTRUM with satisfactory SPECTRUM's loss payable endorsements naming SPECTRUM. Each policy of insurance shall contain a clause requiring the insurer to give not less than 30 days prior written notice to SPECTRUM in the event of any anticipated cancellation of the policy for any reason and a clause that the interest of SPECTRUM shall not be impaired or invalidated by any act or neglect of Borrower nor by the occupation of the premises wherein such Collateral is located for purposes more hazardous than are permitted by said policy. Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (which may include, without limitation, public and product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as may from time to time be required by SPECTRUM.

15. **Borrower's Account.** SPECTRUM may charge to Borrower's loan account at any time the amounts of all Obligations (and interest, if any, thereon) owing by Borrower to SPECTRUM, including (without limitation) loans, Advances, debts, liabilities, obligations owed under the AR Agreement, obligations acquired by purchase, assignment or participation and all other obligations, whenever arising, whether absolute or contingent and whether due or to become due; also the amount of all costs and expenses and all attorneys' fees and legal expenses incurred in connection with efforts made to enforce payment of such Obligations, or to obtain payment of any Receivables, or the foreclosure of any Collateral or in the prosecution of defense of any actions or proceedings relating in any way to this Agreement (including but not limited to bankruptcy or insolvency proceedings) whether or not suit is commenced, including reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment; and also the amounts of all unpaid taxes and the like, owing by Borrower to any governmental authority or required to be deposited by Borrower, which SPECTRUM pays or deposits for Borrower's account. All of Borrower's borrowings hereunder and (unless otherwise specified) all other obligations which are chargeable to Borrower's loan account shall be payable ON DEMAND; recourse to security will not be required at any time. All sums at any time standing to Borrower's credit on SPECTRUM's books and all of Borrower's property at any time in SPECTRUM's possession or upon or in which SPECTRUM has a security interest, may be held by SPECTRUM as security for all obligations which are chargeable to Borrower's loan account. Subject to the foregoing, SPECTRUM, at Borrower's request, will remit to Borrower any net balance standing to Borrower's credit on SPECTRUM's books. SPECTRUM will account to Borrower monthly and each monthly accounting will be fully binding on Borrower, unless, within thirty days thereafter, Borrower gives SPECTRUM specific written notice of exceptions. All debit balances in Borrower's loan account will bear interest as provided in the paragraph entitled "Interest" of this Agreement. If SPECTRUM so requests at any time, Borrower will immediately execute and deliver to SPECTRUM a promissory note in negotiable form payable on demand to SPECTRUM's order in a principal amount equal to the amount of the debit balance in Borrower's loan account, with interest as provided in the paragraph entitled "Interest." In any event, Borrower covenants to pay all Advances, debts, accounts and interest when due.

16. **Participations.** If any Person shall acquire a participation in Advances made to Borrower hereunder, Borrower hereby grants to SPECTRUM as well as any such Person holding a participation, and SPECTRUM and such Person shall have and are hereby given a continuing security interest in any money, securities and other property of Borrower in the custody or possession of such Participant, including the right of set-off as fully as if such Participant had lent directly to Borrower the amount of such participation. Borrower hereby grants to SPECTRUM its continuing authority and consent to release any and all financial and other information related to Borrower's financial condition, performance, its business, operations or any other matter whatsoever to any of Borrower's creditors (both secured and unsecured), to any Participant, or to any other Person for their consideration of a possible participation in Advances by that Person.

17. **General Representations and Warranties.** To induce SPECTRUM to make Advances hereunder, Borrower makes the following representations and warranties, all of which shall survive the initial Advance:

(a) Borrower is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware, has the power to own its property and to carry on its business as now conducted, and is duly qualified to do business in all states in which the nature of its business requires such qualification. During the past five years, Borrower has done business solely under its name(s) listed above as "Borrower" as well as the following names:

Laffin Acquisition Corp.

Borrower does not own any capital stock of any corporation, except for corporations which may be a joint borrower hereunder or which are providing a Guaranty or which are listed here:

Guerrilla Operating Corporation

(b) The execution and delivery of this Agreement and the other Loan Documents and the performance by Borrower of its obligations hereunder and thereunder do not and will not conflict with any provision of law, or of the charter or bylaws of Borrower, or of any agreement binding upon Borrower.

(c) The execution and delivery of this Agreement and the other Loan Documents have been duly authorized by all necessary action by directors/governors and shareholders/members of Borrower; and this Agreement and the other Loan Documents have in fact been duly executed and delivered by Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms.

(d) Unless listed here with a detailed description attached,

there is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened against Borrower or any Guarantor or the property of Borrower or any Guarantor which, if determined adversely, would be a Material Adverse Occurrence, and neither Borrower nor any Guarantor is in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where the effect of such default would be a Material Adverse Occurrence.

(e) The authorization, execution and delivery of this Agreement, and the payment of the loans and interest hereon, is not, and will not be, subject to the jurisdiction, approval or consent of any federal, state or local regulatory body or administrative agency.

(f) All of the assets of Borrower are free and clear of security interests except for (i) equipment leases on specific equipment (and not in equipment generally) which are disclosed on a Uniform Commercial Code search in the states where equipment is located as disclosed above under "Location of Collateral"; and (ii) Permitted Security Interests.

(g) Borrower has filed all federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and Borrower has paid all taxes shown on such returns and all assessments which are due. Borrower has made all required withholding deposits. Federal income tax returns of Borrower have been examined and approved or adjusted by the applicable taxing authorities or closed by applicable statutes for all fiscal years prior to and including the last fiscal year ending. Borrower does not have knowledge of any objections to or claims for additional taxes by federal, state or local taxing authorities for subsequent years which would be a Material Adverse Occurrence.

(h) Borrower has furnished to SPECTRUM various organizational financial statements. All such statements were prepared in accordance with GAAP and present fairly the financial condition of Borrower and other person and/or entity for which each statement relates. There has been no material adverse change in the condition of Borrower and the other person and/or entity relating to such statements, financial or otherwise, since the date of the most recent of such financial statements.

(i) The value of the assets and properties of Borrower at a fair valuation and at their then present fair salable value is and, after giving effect to any pending Advance and the application of the amount advanced, will be materially greater than its total liabilities, including Contingent Obligations, and Borrower has (and has no reason to believe that it will not have) capital sufficient to pay its liabilities, including Contingent Obligations, as they become due.

(j) Borrower is in compliance with all requirements of law relating to pollution control and environmental regulations in the respective jurisdictions where Borrower is presently doing business or conducting operations.

(k) All amounts obtained pursuant to Advances will be used for Borrower's working capital purposes.

(l) Except for the trademarks, patents, copyrights and franchise rights listed here, Borrower is not the owner of any patent, trademark, copyright or franchise rights.

U.S. Patent number 8970296 expiring on 2/18/2034;
U.S. Patent number 9160279 expiring on 2/18/2034;
Certain USPTO registrations for the following trademarks (i) Guerrilla RF, (ii) Guerrilla Armor, (iii) Guerrilla Bloc, (iv) Gueriila Search and (v) Making Better Networks.

(m) ERISA
(i) Each Plan is in compliance in all material respects with all applicable provisions of ERISA and the Code; (ii) the aggregate present value of all accrued vested benefits under all Plans (calculated on the basis of the

actuarial assumptions specified in the most recent actuarial valuation for such Plans) did not exceed as of the date of the most recent actuarial valuation for such Plans the fair market value of the assets of such Plans allocable to such benefits; (iii) Borrower is not aware of any information since the date of such valuations which would materially affect the information contained therein; (iv) no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred an accumulated funding deficiency, as that term is defined in Section 302 of ERISA or Section 412 of the Code (whether or not waived); (v) no liability to the PBGC (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to any Plan, and there has not been any Reportable Event which presents a material risk of termination of any Plan by the PBGC; and (vi) Borrower has not engaged in a transaction which would subject it to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. Borrower does not contribute to any Multiemployer Plan.

(n) No part of any Advance shall be used at any time by Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any Advance will be used by Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

(o) Borrower is not an "investment company", or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Advances, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

(p) Unless a full description of each class of stock and the names and relative amounts of the owners thereof is attached to this Agreement, Borrower has a single class of stock and the owners of at least 10% of such stock outstanding is as follows (rounded to nearest percent):

Name of Shareholders	Percent of outstanding Shares
AMB Investments	24%
Ryan Pratt	16%

Borrower has not: (i) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (ii) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in either case where the effect of such violation would be a Material Adverse Occurrence. No proceeds of the Advances will be used to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

(q) Except for Contingent Obligations listed here, Borrower does not have any Contingent Obligations.

____

(r) All factual information heretofore or herewith furnished by or on behalf of Borrower to SPECTRUM for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Borrower to SPECTRUM will be, true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

(s) Each representation and warranty shall be deemed to be restated and reaffirmed to SPECTRUM on and as of the date of each Advance under this Agreement except that any reference to the financial statements referred to in the paragraph entitled "General Representations and Warranties" shall be deemed to refer to the financial statements then most recently delivered to SPECTRUM pursuant to the paragraph entitled "Affirmative Covenants."

18. Affirmative Covenants. Borrower agrees that it will:

(a) Within 10 days after the end of each month, each of the following prepared as of the end of such month:

- A detailed, item by item listing of all Inventory listed by part/item number, description, quantity, cost and extended value;
- A detailed Inventory usage report as specified by SPECTRUM; and
- A certification of Eligible Inventory which details that Inventory which is not considered Eligible Inventory hereunder All of the following, in form and substance acceptable to SPECTRUM and certified as true and accurate by an officer of Borrower:

(b) SPECTRUM (including its participants, successors, assigns and their respective representatives) access to, and the right to make copies

of, the books, records, and properties of Borrower at all reasonable times; and permit SPECTRUM and its representatives to discuss Borrower's financial matters with officers of Borrower and with its Independent Public Accountant. Further, permit SPECTRUM access to all of its properties and do all other things necessary to permit SPECTRUM to conduct exams (at SPECTRUM's discretion) of its property (including but not limited to inventory, equipment, physical premises etc.), books and records and will instruct all of its officers, staff, employees and agents to provide full and prompt cooperation in locating and providing all information, direction, property and reports which SPECTRUM requests. Borrower further irrevocably authorizes its Independent Public Accountant to completely and without reservation participate in such discussions and Borrower holds harmless such Independent Public Accountant and SPECTRUM for such discussions).

(c) Pay when due all taxes, assessments, and other liabilities against it or its properties except those which are being contested in good faith and for which an adequate reserve has been established; Borrower shall make all withholding payments when due; Borrower shall promptly provide SPECTRUM with evidence of payment by Borrower's shareholders/members of estimated income taxes.

(d) Promptly notify SPECTRUM in writing of any substantial change in present management or present business, of its intention to enter into a new business or industry, or of its intention to wind down, liquidate or close substantially all of its business;

(e) Pay when due all amounts necessary to fund in accordance with its terms any Plan;

(f) Comply in all material respects with all laws, acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to Borrower's business operation or Collateral or any part thereof; provided, however, that Borrower may contest any such law, act, rule, regulation or order in good faith by appropriate proceedings so long as (i) Borrower first notifies SPECTRUM of such contest, and (ii) such contest does not, in SPECTRUM's sole discretion, adversely affect SPECTRUM's right or priority in the Collateral or impair Borrower's ability to pay the Obligations when due;

(g) Permit SPECTRUM and its representatives, at any time, to examine and inspect any Collateral, and to examine, inspect and copy the Borrower's records pertaining to the Collateral and the Borrower's financial condition, business and property.

(h) Promptly notify SPECTRUM in writing of (x) any litigation which (i) involves an amount in dispute in excess of $10,000 (ii) relates to the matters which are the subject of this Agreement, or (iii) if determined adversely to Borrower would be a Material Adverse Occurrence; and (y) any adverse development in any litigation described in clause (x).

(i) Promptly notify SPECTRUM of any Default or Event of Default.

19. Negative Covenants. Borrower agrees that, without SPECTRUM's written consent, it will not:

(a) Expend or contract to expend an aggregate in excess of $1,000,000 for fixed assets, with the exception of (i) fixed assets purchases financed by SPECTRUM and (ii) fixed assets purchased as part of the change of Borrower's principal place of business, in any fiscal year, whether by way of purchase, lease or otherwise, and whether payable currently or in the future. Fixed assets include all assets considered "fixed assets" according to GAAP as well as software, equipment, and leasehold improvements.

(b) Purchase or redeem any shares of Borrower's capital stock; or declare or pay any dividends (other than dividends payable in capital stock); or make any distribution to stockholders or members of any assets of Borrower; provided, however, that so long as no Default or Event of Default exists or would result from such distributions, Borrower may make Acceptable Distributions to be used by Borrower's shareholders or members solely to make required income tax payments.

(c) Incur, permit to exist, or make any payments on, any indebtedness, secured or unsecured, for money borrowed, except: (i) borrowings under this Agreement; (ii) indebtedness, not exceeding $150,000 at any one time in the aggregate outstanding, which was incurred to acquire fixed assets, but excluding indebtedness for fixed asset acquisition permitted by subsection 19(a) above; or (iii) borrowings, if any, which are existing on the date of this Agreement, which exceed $25,000 and which are listed here (rounded to nearest $1,000):

Name of Creditor	Total Amount Owed
SBA	$150,000

(d) Create or permit to exist any security interest on any assets now owned or hereafter acquired except: (i) those created in SPECTRUM's favor and held by SPECTRUM; (ii) liens of current taxes not delinquent or taxes which are being contested in good faith for which an adequate reserve has been established; (iii) Permitted Security Interests; and (iv) security interests disclosed above, securing only debt outstanding on the date of this Agreement and which is described above.

(e) Effect any recapitalization; or be a party to any merger or consolidation; or sell transfer, convey or lease all or any substantial part of its property; or sell or assign (except to SPECTRUM),

with or without recourse, any Receivables or General Intangibles.

(f) Enter into a new business or purchase or otherwise acquire any business enterprise or any substantial assets of any person or entity; or make any loans to any person or entity; or purchase any shares of stock of, or similar interest in, or make any capital contribution to or investment in, any entity.

(g) Permit more than $150,000 to be owing, in the aggregate, at any one time to Borrower by all of Borrower's employees, officers, managers, governors, directors, members, Affiliates, and/or shareholders, including members of their families, as a result of any borrowings, sales, purchases, travel advances or any other transactions or events;

(h) Become a guarantor or surety or pledge its credit or its assets on any undertaking of another, except for the Contingent Obligations shown above;

(i) In any fiscal year pay excessive or unreasonable salaries, bonuses, fees, commissions, fringe benefits or other forms of compensation (such salaries, bonuses, fees, commissions, fringe benefits or other forms of compensation being "Compensation") to any of its officers or directors or any Guarantor;

(j) Take any action which is itself, or causes, a Default or Event of Default, or permit any Default or Event of Default to occur, under the terms of any Loan Document, note, loan agreement, lease (for real or personal property), mortgage, contract for deed, security agreement, or any other contractual obligation binding upon Borrower;

(k) Make any substantial change in presentbusiness, enter into a new business or industry, or take actions to wind down, liquidate or close substantially all of its business;

(l) Enter into any agreement providing for the leasing by Borrower of property which has been or is to be sold or transferred by Borrower to the lessor thereof, or which is substantially similar in purpose to the property so sold or transferred;

(m) Change its terms of trade with respect to the due date of any Receivable;

(n) Change its name, move or change its state of incorporation or organization, or change or move the location of its chief executive office;

(o) (i) Permit or suffer any Plan maintained for employees of Borrower or any commonly controlled entity to engage in any transaction which results in a liability of Borrower under Section 409 or 502(i) of ERISA or Section 4975 of the Code; (ii) permit or suffer any such Plan to incur any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate, or suffer to be terminated, any Plan covered by Title IV of ERISA maintained by Borrower or any commonly controlled entity or permit or suffer to exist a condition under which PBGC may terminate any such Plan; or (iv) permit to exist the occurrence of any Reportable Event (as defined in Title IV of ERISA) which represents termination by the PBGC of any Plan;

(p) Enter into any transaction with any Affiliate of Borrower upon terms and conditions less favorable to Borrower than the terms and conditions which would apply in a similar transaction with an unrelated third party;

(q) Enter into any agreement containing any provision which would be violated or breached by Borrower under any Loan Document or by the performance by Borrower of its obligations under any Loan Document;

(r) Amend or modify the provisions of any Subordinated Debt;

(s) Withdraw, revoke or amend any IRS form 8821 or other form or document which provides SPECTRUM access to or notice of Borrower's tax obligations with the IRS or other tax related authorities or otherwise interfere with SPECTRUM's ability to obtain Borrower tax related information from such authorities;

(t) Withdraw, void or interfere with SPECTRUM's notification of or instruction to Borrower's customers and account debtors to make payments directly to SPECTRUM as permitted under this Agreement or otherwise by law; or

(u) Maintain any Inventory at a warehouse which issues negotiable warehouse receipts with respect to such inventory.

20. Availability of Collateral. SPECTRUM may from time to time, for its convenience, segregate or apportion the Collateral for purposes of determining the amounts and maximum amounts of Advances which may be made hereunder. Nevertheless, SPECTRUM's security interest in all such Collateral, and any other collateral rights, interests and properties which may now or hereafter be available to SPECTRUM, shall secure and may be applied to the payment of any and all loans, Advances and other Obligations secured by SPECTRUM's security interest, in any order or manner of application and without regard to the method by which SPECTRUM determines to make Advances hereunder.

21. Default and Remedies. It shall be an "Event of Default" under this Agreement if:

(a) Borrower fails to make any payment required under this Agreement or any present or future supplements hereto or under any other agreement between Borrower and SPECTRUM when due, or if payable upon demand, upon demand; or

(b) Borrower fails to perform or observe any covenant, condition or agreement contained in this Agreement or in any other Loan Document or a default or event of default occurs under any other Loan Document; or

(c) Any warranty, representation or statement made or furnished to SPECTRUM by or on behalf of Borrower or any Guarantor proves to have been false, incorrect or misleading in a material respect when made; or

(d) A proceeding seeking an order for relief under the Bankruptcy Code is commenced by or against Borrower or any Guarantor, provided however, that if such a proceeding is commenced against Borrower or any Guarantor on an involuntary basis, then only if such action is not dismissed within 60 days of first being filed; or

(e) Borrower or any Guarantor becomes insolvent or generally fails to pay, or admit in writing its or his inability to pay, its or his debts as they become due; or

(f) Borrower or any Guarantor applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for it or him or for any of its or his property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for Guarantor or for a substantial part of Borrower's or any Guarantor's property; or

(g) Any other reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of Borrower or any Guarantor, provided however, that if such a proceeding is commenced against any Guarantor on an involuntary basis, then only if such action is not dismissed within 60 days of first being filed; or

(h) Borrower or any Guarantor takes any action to authorize, or in furtherance of, any of the events described in the foregoing clauses (d) through (g); or

(i) All or a substantial part of the assets of Borrower or any Guarantor are sold, leased, or otherwise disposed of (whether in one transaction or in a series of transactions) to one or more Persons;

(j) Any judgments, writs or warrants of attachment, executions or similar process (not covered by insurance) in the aggregate amount that exceeds $10,000 is issued or levied against Borrower, any Guarantor or any of its or his assets and is not released, vacated or fully bonded prior to any sale and in any event within five days after its issue or levy; or

(k) The issuance or levy of any garnishment, summons, writ of attachment, writ, warrant, attachment, action for eviction or unlawful detainer, tax lien or tax levy, execution or other process against Borrower or any Guarantor, or against any property of Borrower or any Guarantor; or

(l) The attachment of any tax lien to any property of Borrower or any Guarantor which is other than for taxes or assessments not yet due and payable; or

(m) Any Guarantor dies or attempts to revoke his or its guaranty; or

(n) A Material Adverse Occurrence takes place; or

(o) SPECTRUM, in good faith, generally deems itself insecure.

Upon the occurrence of any Event of Default described in subparagraphs (d), (e), (f), (g) (h) or (i) above, all Obligations shall be and become immediately due and payable without any declaration, notice, presentment, protest, demand or dishonor of any kind (all of which are hereby waived by Borrower) and Borrower's ability to obtain any additional credit extensions or Advances under this Agreement shall be immediately and automatically terminated. Upon the occurrence of any other Event of Default, SPECTRUM, without notice to Borrower, may terminate Borrower's ability to obtain any additional credit extensions or Advances under this Agreement and may declare all or any portion of the Obligations to be due and payable, without notice, presentment, protest or demand or dishonor of any kind (all of which are hereby waived), whereupon the full unpaid amount of the obligations which shall be so declared due and payable shall be and become immediately due and payable. Both before and after the occurrence of an Event of Default, SPECTRUM shall have all the rights and remedies of a secured party under the Commercial Code and may require Borrower to assemble the Collateral and make it available to SPECTRUM at a place designated by SPECTRUM, and SPECTRUM shall have the right to take immediate possession of the Collateral and may enter any of the premises of Borrower or wherever the Collateral is located with or without process of law and to keep and store the same on said premises until sold (and if said premises be the property of Borrower. Borrower agrees not to charge SPECTRUM or a purchaser from SPECTRUM for storage thereof for a period of at least 90 days). Upon the occurrence of an Event of Default, SPECTRUM, without further demand, at any time or times, may sell and deliver any or all of the Collateral at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as SPECTRUM deems advisable, at its sole discretion. Any requirement under the Commercial Code or other applicable law of reasonable notice will be met if such notice is mailed to Borrower at its address set forth in the opening paragraph of this Agreement at least ten days before the date of sale. SPECTRUM may be the purchaser at any such sale, if it is public. The proceeds of sale will be applied first to all expenses of retaking, holding, preparing for sale, selling and the like, including attorneys' fees and legal expenses (whether or not suit is commenced)

including, without limitation, reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment, and second to the payment (in whatever order SPECTRUM elects) of all other obligations chargeable to Borrower's loan account hereunder. Subject to the provisions of the Commercial Code, SPECTRUM will return any excess to Borrower and Borrower shall remain liable to SPECTRUM for any deficiency. Borrower agrees to give SPECTRUM immediate notice of the existence of any Default or Event of Default.

22. **Conditions Precedent to Initial Advance.** The obligation of SPECTRUM to make the initial Advance is subject to the condition precedent that SPECTRUM shall have received on or before the date of the initial Advance copies of all of the following, unless waived by SPECTRUM:

(a) A certificate by the Secretary or any Assistant Secretary of Borrower certifying as to: (i) attached resolutions of Borrower's Board of Directors authorizing or ratifying the execution, delivery and performance of the Loan Documents to which Borrower is a party and any other documents provided for by this Agreement, (ii) the names of the officers of Borrower authorized to sign the Loan Documents together with a sample of the true signature of such officers, and (iii) attached bylaws of Borrower;

(b) Evidence of insurance for all insurance required by the Loan Documents;

(c) An employee certificate, in form and substance satisfactory to SPECTRUM.

(d) Such other approvals, opinions or documents as SPECTRUM may require.

23. **Conditions Precedent to All Advances.** The obligation of SPECTRUM to make any Advance (including the initial Advance) shall be subject to the satisfaction of each of the following conditions, unless waived in writing by SPECTRUM:

(a) The representations and warranties of Borrower set forth in this Agreement are true and correct on the date of the Advance (and after giving effect to the Advance then being made);

(b) No Default, no Event of Default and no Material Adverse Occurrence shall then have occurred and be continuing on the date of the Advance or result from the making of the Advance; and

(c) No litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of Borrower or any Guarantor, threatened against Borrower or any Guarantor or affecting its business or operations or its ability to perform its obligations hereunder which, if adversely determined to Borrower or any Guarantor, would constitute a Material Adverse Occurrence.

24. **Termination.** Subject to the automatic termination of Borrower's ability to obtain additional Advances or credit extensions under this Agreement upon the occurrence of certain Events of Default, and further subject to SPECTRUM's right to terminate Borrower's ability to obtain additional credit extensions and Advances under this Agreement upon the occurrence of other Events of Default or upon demand, the term of this Agreement shall end on the Termination Date provided, however, that Borrower may terminate this Agreement at any earlier time upon sixty days prior written notice.

It should be noted that in the event of the termination of this Agreement and/or repayment of all of the Obligations at any time prior to the then current Maturity Date, there may be an Early Termination Fee due under the terms of the AR Agreement. On the Termination Date, all obligations arising under this Agreement shall become immediately due and payable without further notice or demand. SPECTRUM's rights with respect to outstanding Obligations owing on or prior to the Termination Date will not be affected by termination and all of said rights including (without limitation) SPECTRUM's security interest in the Collateral existing on such Termination Date or acquired by Borrower thereafter, and the requirements of this Agreement that Borrower furnish schedules and confirmatory assignments of Receivables and Inventory and turn over to SPECTRUM all full and partial payments thereof shall continue to be operative until all such Obligations have been duly satisfied.

25. **Grant of License to Use Patents and Trademarks Collateral.** For the purpose of enabling SPECTRUM to exercise rights and remedies under this Agreement, Borrower hereby grants to SPECTRUM an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, license or sublicense any patent or trademark now owned or hereafter acquired by Borrower and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

26. **Letter of Credit Provision.** Borrower may request that SPECTRUM issue certain letters of credit and/or guarantee or assure the payment of letters of credit issued by others, from time to time. At its sole and absolute discretion, with or without notice, SPECTRUM reserves the right to issue or not issue letters of credit, and/or guarantee or assure payment of letters of credit issued by others on behalf of any Borrower, in amounts and on terms which it may determine. Should this occur, it is SPECTRUM's intention to reserve availability amounts under the Borrowing Base to provide for its potential liability thereunder, and SPECTRUM reserves the right to increase or decrease such reserve amount in its sole discretion.

If SPECTRUM issues letters of credit, SPECTRUM, in its sole discretion, may waive any and all discrepancies which SPECTRUM may or may not know of or which appear or occur in the documents presented by the beneficiary in drawing on any letter of credit, including, but not limited to, the form, timing, completeness, accuracy, or even the complete absence of the

documents submitted. Further, Borrower holds SPECTRUM harmless for honoring any payment request on any letter of credit even though SPECTRUM knows or may suspect any circumstances which may make the request or right to payment invalid, excusable, or otherwise not legitimate.

If SPECTRUM guarantees or assures the payment of letters of credit issued by others, SPECTRUM, at its sole discretion, may make payment on such guarantee or assurance, even if there may be discrepancies related to such letter of credit, guarantee or assurance which SPECTRUM may or may not know of or which appear or occur in the documents presented by the beneficiary or the third party in drawing on any letter of credit, guarantee or assurance, including, but not limited to, the form, timing, completeness, accuracy, even the complete absence of the documents submitted, and even if any Borrower or Guarantor demands that SPECTRUM not make such payment. Further, such payment may be made by SPECTRUM even after an Event of Default may have occurred hereunder and may be made even if SPECTRUM is otherwise refusing to make Advances hereunder by the terms of this Agreement, all without affecting the rights of SPECTRUM to exercise its remedies hereunder. Further, Borrower holds SPECTRUM harmless for honoring any payment request on any letter of credit, or guarantee or assurance thereof even though SPECTRUM knows or may suspect circumstances which may make the request or right to payment invalid, excusable, or otherwise not legitimate and Borrower hereby indemnifies SPECTRUM for all of its damages, costs and expenses related to any issuance of or guaranty or assurance of any letter of credit for the benefit of Borrower.

Any draws or payments on any letter of credit or guarantee or assurance thereof, shall be deemed an Advance under this Agreement and such amounts shall immediately begin accruing interest hereunder.

27. **Miscellaneous.**

(a) The performance or observance of any affirmative or negative covenant or other provision of this Agreement and any supplement hereto may be waived by SPECTRUM in a writing signed by SPECTRUM but not otherwise. No delay on the part of SPECTRUM in the exercise of any remedy, power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any remedy, power or right preclude other or further exercise thereof or the exercise of any other remedy, power or right. Each of the rights and remedies of SPECTRUM under this Agreement will be cumulative and not exclusive of any other right or remedy which SPECTRUM may have hereunder or as allowed by law.

(b) Any notice, demand or consent authorized by this Agreement to be given to Borrower shall be deemed to be given when personally delivered to or actually received by Borrower, or three days after being deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or one business day after delivery to Federal Express or other overnight courier service (specifying next day delivery and requiring a signature upon receipt thereof), and except for personal delivery to or actual receipt by Borrower, in each other case addressed to Borrower at its address shown in the opening paragraph of this Agreement, or at such other address as Borrower may, by written notice received by SPECTRUM, designate as Borrower's address for purposes of notice hereunder.

Any notice to be given to SPECTRUM shall be in writing (on paper and not by email), and shall be deemed to be given three business days after being deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or one business day after physical delivery to and receipt by Federal Express or other overnight courier (specifying next business day and requiring a signature upon receipt thereof), in each case addressed to SPECTRUM's Legal Department at its address shown in the opening paragraph of this Agreement, or at such other address as SPECTRUM may, by written notice received by Borrower, designate as SPECTRUM's address for purposes of notice hereunder; provided, however, that any notice to SPECTRUM which contains a request for an Advance as discussed above shall not be deemed given until actually received. When this agreement provides that Borrower "furnish" an item or document to SPECTRUM, that item or document must actually be received by SPECTRUM.

(c) This Agreement, including exhibits and schedules and other agreements referred to herein, is the entire agreement between the parties, supersedes and rescinds all prior agreements relating to the subject matter herein, cannot be changed, terminated or amended orally, and shall be deemed effective as of the date it is accepted by SPECTRUM.

(d) Borrower agrees to pay and will reimburse SPECTRUM on demand for all expenses incurred by SPECTRUM arising out of the origination of, or arising during the administration of loans contemplated by this Agreement including without limitation travel expenses, appraisal and collateral verification and confirmation procedures (including fees to appraisers for appraising collateral), filing, recording, title insurance, search and due diligence fees, as well as reasonable attorneys' fees and legal expenses, including costs of in-house counsel (whether or not suit is commenced), whether incurred in the negotiation and preparation of this Agreement, in the operation of cash management, delivery/courier or other services including SPECTRUM's then current charges for the operation of a lockbox and wire transfer or advance fees, in the protection and perfection of SPECTRUM's security interest in the Collateral, in the enforcement of any of the provisions of this Agreement or of SPECTRUM's rights and remedies hereunder and against the Collateral, in the defense of any claim or claims made or threatened against SPECTRUM arising out of this transaction, or otherwise including, without limitation, in each instance, all reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court's order or judgment. Borrower acknowledges that, at SPECTRUM's discretion,

certain expenses may be charged to Borrower at SPECTRUM's then current rate for such services to its customers generally or alternatively, at its actual cost including overhead charges. Borrower also acknowledges that SPECTRUM may, from time to time, retain appraisers or other professionals to value fixed assets and other property of Borrower and the actual cost of such valuation shall be reimbursed to SPECTRUM by Borrower at the SPECTRUM's actual cost. SPECTRUM may also impose other miscellaneous reasonable charges for additional products or services provided to Borrower based on the cost agreed to by Borrower from time to time. SPECTRUM is authorized to deduct any such expenses from any amount due Borrower and/or to add such expenses to Borrower's loan account hereunder. Further, in recognition of Borrower's obligations to pay such fees and expenses, notwithstanding payment in full of the Obligations, SPECTRUM shall not be required to execute, file, or authorize the filing of any terminations, releases or satisfactions of any of the liens, security interests, financing statements, mortgages or other filings or encumbrances unless and until Borrower and all Guarantors have executed and delivered to SPECTRUM a general release of liability of SPECTRUM in a form satisfactory to SPECTRUM. Borrower acknowledges that pursuant to SPECTRUM's policies, any liens, security interests, financing statements, mortgages or other filings or encumbrances may be terminated, released and/or satisfied only in a clear and unambiguous written document executed by a principal or executive officer of SPECTRUM.

Borrower acknowledges that SPECTRUM has certain responsibilities in connection with the making of Advances and the administration of this Agreement. Consequently, Borrower hereby indemnifies, exonerates and holds SPECTRUM, and its officers, directors, employees and agents (the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith including, without limitation, reasonable attorneys' fees and disbursements (the 'Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

i. any transaction financed or to be financed in whole or in part directly or indirectly with proceeds of any Advance, or

ii. the execution, delivery, performance or enforcement of this Agreement or any document executed pursuant hereto by any of the Indemnified Parties, except for any such Indemnified Liabilities arising on account of any Indemnified Party's gross negligence or willful misconduct.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The provisions of this Paragraph shall survive termination of this Agreement.

(e) This Agreement is made under and shall be governed by and interpreted in accordance with the internal laws of the state of Minnesota, except to the extent that the perfection of the security interest hereunder, or the enforcement of any remedies hereunder with respect to any particular Collateral, shall be governed by the laws of a jurisdiction other than the State of Minnesota. Captions herein are for convenience only and shall not be deemed part of this Agreement.

(f) Borrower hereby releases, exculpates, and holds harmless SPECTRUM, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for gross negligence or willful misconduct. In no event will SPECTRUM have any liability to Borrower for lost profits or other special or consequential damages.

(g) This Agreement shall be binding upon Borrower and SPECTRUM and their respective successors, assigns, heirs, and personal representatives and shall inure to the benefit of Borrower, SPECTRUM and the successors and assigns of SPECTRUM, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of SPECTRUM, and any assignment or transfer in violation of this provision shall be null and void. In connection with the actual or prospective sale by SPECTRUM of any interest or participation in the obligations, Borrower authorizes SPECTRUM to furnish any information in its possession, however acquired, concerning Borrower or any of its Affiliates to any person or entity.

(h) Borrower hereby irrevocably consents and submits to the personal jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to the Agreement, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding shall be venued (at the sole option of SPECTRUM) in either the District Court of Dakota or Hennepin County, Minnesota, or the United States District Court, District of Minnesota, or any other court of competent jurisdiction which SPECTRUM, at its sole option, may deem appropriate. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by United States certified mail, return receipt

requested, of copies of such process to Borrower's address stated in the preamble hereto. Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Paragraph shall affect the right of SPECTRUM to serve legal process in any other manner permitted by law or affect the right of SPECTRUM to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction. Borrower agrees that, if it brings any action or proceeding arising out of or relating to this Agreement, it shall bring such action or proceeding in the District Court of Hennepin County, Minnesota.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

The provisions of this Agreement are severable, and in any action or proceeding involving any State corporate law, or any State or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Borrower hereunder would otherwise be held or determined to be void, invalid, or unenforceable on account of the grant of a security interest hereunder to secure Borrower's contingent obligations, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability shall, without any further action by Borrower, SPECTRUM or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding. In the event a court of competent jurisdiction determines that any of the figures called the Interest Rate violates any usury laws or any other law, then, such Interest Rate or other provision shall be accordingly and retroactively adjusted or modified to comply with the highest rate allowed under applicable law. In the event that a court of competent jurisdiction determines that the Early Termination Fee exceeds the amount permitted by law, then the Early Termination Fee shall be retroactively adjusted or modified to comply with the highest such charge allowed by applicable law. Further, if any provision or application of any provision of this Agreement other than the Interest Rate or Early Termination Fee (including but not limited to any provision relating to the calculation of interest) is held unlawful or unenforceable in any respect (including but not limited to any usury or similar law), such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.

(i) Borrower also irrevocably consents to and authorizes all of its banks and/or financial institutions to provide SPECTRUM with all written, verbal and other information in its possession that relates to its entire relationship with Borrower including but not limited to information relating to accounts, certificates, balances and activity, loans, leases and the like, including any detail information relating to the above.

(j) Upon SPECTRUM's request, Borrower shall furnish whatever information SPECTRUM deems necessary to comply with to the USA Patriot Act (Title 111 of Pub. L. 107-56) (the "Act".) Pursuant to such Act, SPECTRUM (including any Participants) may be required to obtain, verify and record information that identifies Borrower. Such information may include Borrower's name and address as well as other information that will allow SPECTRUM to identify Borrower in accordance with the Act.

(k) The undersigned waives notice of acceptance hereof.

(continued on next page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM COMMERCIAL SERVICES COMPANY, L.L.C.	**GUERRILLA RF, INC.**
[signature]	Ryan Pratt
Anthony Gizinski, CEO	Ryan Pratt, CEO

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